Exhibit 10.47

GAS SUPPLY AND DELIVERY SERVICE AGREEMENT
Contract UGI-P-1016
THIS Gas Supply and Delivery Service Agreement (this "Agreement") is made and entered into as of November 1, 2021 (the "Effective Date"), by and among UGI Utilities, Inc. a Pennsylvania Corporation (“Utility”), having an address at 1 UGI Drive, Denver, PA 17517, and UGI Energy Services, LLC, a Pennsylvania limited liability company ("UGIES"), having an address at 835 Knitting Mills Way, Wyomissing, PA 19610. Utility and UGIES may herein be referred to individually as a "Party" or collectively as the "Parties."
WHEREAS, Utility is a local distribution company that is principally engaged in the business of distributing natural gas to residential, commercial, and industrial end-use customers located within its service territory of Pennsylvania;
WHEREAS, UGIES is an energy marketer and supplier that is principally engaged in the business of selling natural gas and managing assets for the sale and delivery of natural gas in Pennsylvania and other states;
WHEREAS, Utility desires to consolidate the following Gas Supply Agreements, including all amendments thereto, into this Agreement:

Contract	MDQ	Dated
UGIU-P-1008	25,000	11/1/2009
UGIU-P-1003	40,000	11/1/2012
UGIU-P-1004	32,700	11/1/2012
UGIU-P-1005	6,012	11/1/2013
CPG-P-1001	10,965	11/1/2012
PNG-P-1001	18,500	11/1/2007
PNG-P-1002	29,000	12/1/2011
WHEREAS, Utility desires to receive, and UGIES has agreed to provide, certain gas supply and related delivery services to Utility, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
SECTION 1. Definitions
    1.1    “Daily Nomination” shall have the meaning set forth in Section 4 hereof.
1.2    "Day-Ahead Nomination" shall have the meaning set forth in Section 4 hereof.

    1.3    "Dekatherm" or "Dth" shall mean one million British Thermal Units (MMBtu).
    1.4    "Delivery Day" shall mean the day of actual gas flow and delivery applicable to a
Nomination. The Parties shall observe the NAESB-defined gas day, which shall be one continuous twenty-four hour period, commencing at 10 a.m. ECT.
    1.5    "Delivery Point" or "Delivery Points" shall mean the point or points of physical interconnection between Utility's distribution system and Texas Eastern Transmission (“TETCO”), Columbia Gas Transmission Corporation (“Columbia”), Transcontinental Gas Pipe Line Company, LLC (“Transco”) or any other mutually agreeable delivery points.

    1.6    "Firm" shall mean, in reference to a Party's obligation to deliver or receive
Natural Gas, the requirement that the full quantity of Natural Gas nominated for receipt or delivery must be delivered or received by the obligated Party, except for reasons for Force Majeure under Section 7 or Waiver of Delivery under Section 3.5.

    1.7    "Maximum Daily Quantity" or "MDQ" shall have the meaning set forth in
Section 3.2 hereof.
    1.8    "Natural Gas" shall mean any mixture of hydrocarbons and noncombustible gases in a gaseous state, including vaporized LNG and propane air.
    1.9    "Nomination" shall mean a notice provided by Utility to UGIES setting forth its delivery requirements, pursuant to Section 4 hereof. The Parties shall maintain contacts for twenty-four (24) hours per day, seven (7) days per week, for the purposes of providing and receiving Nominations.
    1.10    "Replacement Supply" shall mean Natural Gas quantities obtained by Utility to replace a portion of a Scheduled Quantity that UGIES fails to deliver in accordance with a Daily Nomination.
1.11 "Scheduled Quantity" shall mean, for a particular Delivery Day, the quantity of Natural Gas that Utility requests in a Nomination and UGIES confirms.
1.12 "Total Winter Entitlement" or "TWE" shall have the meaning set forth in Section 3.3 hereof.
1.13 "Winter Season" shall refer to the period beginning at 10:00 a.m. ECT November 1 and ending at 9:59 a.m. ECT the following March 31.
SECTION 2. Term
This Agreement shall be effective for a period commencing on and including the Delivery Day of November 1, 2021 and expiring on and including the Delivery Day of March 31, 2036 (the "Primary Term"). Utility shall have the right, in its sole discretion, to extend the Agreement for one or more subsequent five (5) year terms (with each such period referred to as a "Rollover Term") by providing written notice to UGIES of its intent to extend the Agreement at least one (1) year prior to the expiration of the Primary Term or any Rollover Term. If Utility elects to extend the Agreement for one or more Rollover Terms, the MDQ and all terms and conditions of service shall remain unchanged unless expressly agreed to by the Parties in writing; provided however, that the applicable Reservation Charge for the Rollover Term will be adjusted in accordance with Section 5.3 hereof.

SECTION 3. Character of Service
    3.1    Delivery Obligation. UGIES shall sell and deliver and Utility shall have the option to purchase and the right to receive Natural Gas on any day during the Primary Term and any Rollover Term. UGIES's obligation to deliver and Utility's obligation to receive Natural Gas shall be Firm for any Nomination quantity, up to the applicable MDQ. Service will be provided using UGIES's primary firm pipeline capacity, incremental peaking plant capacity, or a reasonably acceptable asset-backed substitute. Service will only be subject to interruption for reasons of Force Majeure.
    3.2    Maximum Daily Quantity. The "Maximum Daily Quantity" or "MDQ" shall mean the maximum quantity of Natural Gas that Utility may require UGIES to deliver on a Firm basis on any day during a Winter Season. The MDQ for each Winter Season during the Primary Term shall be 162,177 Dth per day.
3.3    Total Winter Entitlement. The maximum quantity of Natural Gas that Utility is entitled to receive and UGIES is obligated to deliver on a Firm basis during a Winter Season. The TWE for each Winter Season during the Primary Term shall be 1,268,780 Dth.
    3.4    Authorized Overruns. If Utility wishes to overrun its MDQ or TWE on any
Delivery Day, it must request authorization from UGIES in advance. UGIES will authorize and permit such overruns if it reasonably determines that it is operationally feasible to do so. The Parties shall agree in advance on the Commodity Charge to apply to any Natural Gas delivered to Utility in excess of its MDQ or TWE.
    3.5    Waiver of Delivery Obligation. On any Delivery Day, Utility shall maintain its distribution facilities downstream of the Delivery Point(s) in a way that permits UGIES to deliver the Scheduled Quantities, otherwise UGIES shall be relieved of its obligation to deliver the Scheduled Quantities for the period and to the extent that Utility's distribution facilities do not permit such deliveries. Once Utility's distribution facilities have been corrected by Utility, UGIES shall use commercially reasonable efforts to supply the entire amount nominated by Utility for that Delivery Day. Any waiver of delivery obligations pursuant to this Section 3.5 shall not affect Utility's right to receive its TWE during any Winter Season.
SECTION 4. Nomination Procedure
Utility shall have the right, but not the obligation, to make a Daily Nomination for quantities up to the MDQ at any time during any Delivery Day including weekends and holidays. For any Delivery Day, the MDQ less any Day-Ahead Nominations (as described below), will be prorated based on the number of hours remaining in the Delivery Day. Nothing herein prevents

Utility from nominating quantities to be delivered on the next or subsequent Delivery Day as described below.
Utility shall have the right, but not the obligation, to make a Day-Ahead Nomination for quantities up to the MDQ on trading days defined by Intercontinental Exchange ("ICE"), for delivery on a subsequent ICE delivery day(s). Utility shall notify UGIES, either verbally or in writing, of the requested quantity by 9:30 a.m. ECT on the ICE trading day.
SECTION 5. Charges
    5.1 Reservation Charge. Utility shall pay UGIES an Annual Reservation Charge of $33,764,142.00 each year from November 1, 2021 to March 31, 2036 of the Primary Term. The Annual Reservation Charge shall be paid in five (5) equal installments due on November 1, December 1, January 1, February 1, and March 1, during each year of the Primary Term. The Reservation Charge shall be billed and paid in accordance with Section 6 hereof.

5.2    Commodity Charge. Unless Utility elects to lock a fixed price with UGIES in accordance with paragraph (b), below, Utility shall not be obligated to purchase or receive any Natural Gas from UGIES under this Agreement. For all quantities of Natural Gas sold and delivered by UGIES, Utility shall pay a Commodity Charge, which shall be determined according to the following alternatives:
(a)For all quantities of Natural Gas delivered to Utility's city gate, made pursuant to a Day-Ahead or Intraday Nomination up to the MDQ and TWE, Utility shall pay a Commodity Charge equal to the published Platts Gas Daily Midpoint index price, or another mutually agreed upon alternative index, as follows:

Delivered Pipeline	Price Point
Texas Eastern	Texas Eastern M-2 receipts, plus the Texas Eastern Firm Transportation maximum variable rates from Market Area Zone 2 to Market Area Zone 3.
Transco	Transco Leidy Line receipts, plus Transco Firm Transportation maximum variable rates from Zone 6 to Zone 6.
Columbia	Columbia Gas, Appalachia, plus Columbia Gas Transmission maximum applicable tariff rates including, but not limited to usage and shrinkage on deliveries to Utility’s Columbia Gas Transmission city gates.

(b)Utility will have the right at any time to lock-in a fixed Commodity Charge for any term and quantity up to the MDQ throughout the Agreement term. The Commodity Charges for locked-in quantities shall be as agreed to by the Parties based, on prevailing market conditions at the time the lock-in is made. Utility's right to lock-in a quantity of Natural Gas shall be limited as follows:

(i)The maximum quantity of Natural Gas for which Utility may lock in a fixed Commodity Charge shall equal the TWE less any quantities previously locked-in for the Winter Season.
(ii)Unless otherwise agreed, Utility shall notify UGIES of its intention to lock-in the Commodity Charge by no later than 10:00 a.m. ECT on the penultimate trading day for the NYMEX Natural Gas contract to the month in which such lock-in will apply. Such notice shall identify the quantity of Natural Gas to be locked-in for each month of delivery. UGIES shall promptly communicate to Utility any limitations on the lock-in quantity identified in Utility's notice and the Parties will utilize commercially reasonable efforts to facilitate the lock-in to the extent practicable.
(iii)If Utility has locked-in a fixed price, Utility shall be required to purchase and take delivery of the quantity of Natural Gas for which a locked-in price is established.
The Commodity Charges determined in accordance with sub-paragraphs (a) and (b) above shall be billed and paid on a monthly basis, in accordance with Section 6.

5.3    Rollover Period Price Adjustment. In the event that Utility elects to extend the agreement for one or more Rollover Terms, the Reservation Charge applicable to such Rollover Term shall be based on the U.S. Gross Domestic Product Implicit Price Deflator using 2021 as the base. Unless otherwise locked-in, in accordance with Section 5.2, the Commodity Charge applicable to the Rollover term will be determined in accordance with the alternatives provided in Section 5.2. For any subsequent term, the escalation fee will be based on the U.S. Gross Domestic Product Implicit Price Deflator using the index from the penultimate full calendar year of the subsequent term.
SECTION 6. Billing and Payment
UGIES will invoice Utility each month of the Winter Season for the Reservation Charges due in accordance with Section 5.1, plus any applicable taxes in accordance with Section 10 hereto. UGIES will invoice Utility monthly for all Commodity Charges applicable to service rendered during the prior month, plus any applicable taxes in accordance with Section 10 hereto. Utility shall pay UGIES the full amount of such Commodity Charges and applicable taxes, due no later than the twentieth (20th) day of the month following Utility's receipt of the invoice. All payments shall be made by Wire Transfer (EFT) to UGIES's banking institution, designated as follows:
Mellon Bank, N.A.
Pittsburgh, PA
Account No. XXXXX
ACH No. XXXXX

SECTION 7. Force Majeure
7.1    Generally. Except as otherwise set forth herein, deliveries under this Agreement shall be Firm and shall not be subject to curtailment, interruption, or proration, except as the result of Force Majeure. In the event that either UGIES or Utility is unable, wholly or in part, to carry out its obligations under this Agreement due to a Force Majeure event, it is agreed that upon such Party's giving notice and full particulars of such Force Majeure event, in accordance with Section 7.4, then the obligations of the Party giving such notice insofar as they are affected by such Force Majeure event shall be suspended, from the inception, and during the continuance of any inability so caused, but for no longer period. The Party claiming Force Majeure shall not be excused from its responsibility for imbalance charges.
7.2    Included Events. Force Majeure shall include, but not be limited to, the following: (i) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms, or storm warnings, such as hurricanes which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident or necessity of repairs to machinery or equipment or lines of pipe, except as provided in Section 7.3; (ii) interruption and/or curtailment of primary Firm transportation and/or storage by transporters; (iii) acts of others such as strikes, lockouts, or other industrial disturbances, riots, sabotage, terrorist actions, insurrections, or wars; and (iv) governmental actions such as necessity for compliance with any court order, law, statute, ordinance, regulation, or policy having the same effect of law promulgated by a governmental authority having jurisdiction.
7.3    Excluded Events.
(a)    Neither Party shall be entitled to the benefit of the provisions of Force Majeure to the extent that performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary Firm transportation; (ii) the contractual non-performance or negligence of any affiliate, independent contractor, agent, or employee of UGIES in operating or maintaining any upstream pipeline facilities utilized by UGIES; (iii) the Party claiming excuse failed to remedy the condition and to resume the performance of such covenants or obligations with reasonable dispatch; (iv) economic hardship, to include, without limitation, UGIES's ability to sell Natural Gas at a higher or more advantageous price than the Agreement price, Utility's ability to purchase Natural Gas at a lower or more advantageous price than the Agreement price; (v) the loss of Utility's market(s) or Utility's inability to use or resell Natural Gas purchased hereunder, except, in either case, as provided in Section 7.2; or (vi) the loss or failure of UGIES's gas supply, including but not limited to the failure of UGIES's gas supply to be delivered to an upstream receipt point on UGIES's pipeline capacity, or depletion of reserves, except, in either case, as provided in Section 7.2.
(b)    In addition to the foregoing, for supplies sourced from local production sources, UGIES shall not be entitled to the benefit of Force Majeure to the extent that performance is affected by any or all of the following circumstances: (i) any well failures or freeze-offs; and (ii) any failure of conditioning equipment such as regulation, compression, or dehydration equipment.

7.4    Notice. The Party asserting Force Majeure shall provide immediate written notice to the other Party of the occurrence of a Force Majeure event. Notice shall include: (i) a detailed explanation of the event that has occurred; (ii) the known or expected impact on the Party's ability to perform; and (iii) the period of time during which the Party's performance will be impacted. The Party asserting Force Majeure will remedy the Force Majeure event and resume performance of its obligations hereunder as soon as reasonably possible.
SECTION 8. Failure to Deliver or Receive Gas
8.1    Failure to Deliver. Unless otherwise excused by the waiver of a delivery obligation under Section 3.5 or a Force Majeure event under Section 7.2, if UGIES fails to deliver all or a portion of a Scheduled Quantity on any Delivery Day, UGIES shall pay Utility an amount equal to the difference between: (i) the Nomination quantity for the Delivery Day and (ii) the quantity delivered during such Delivery Day (such difference being the "Deficiency Amount"); times the positive difference between (iii) the applicable Commodity Charge as determined under Section 5.2 hereof and (iv) the cost of Replacement Supply as determined by Utility in a commercially reasonable manner within a reasonable time after UGIES fails to deliver the Deficiency Amount.
8.2    Failure to Receive. Unless otherwise excused by the waiver of a delivery obligation under Section 3.5 or a Force Majeure event under Section 7.2, if Utility fails to take all or a portion of the Scheduled Quantity for the Delivery Day, Utility shall pay UGIES an amount equal to the Deficiency Amount times the positive difference between (i) the applicable Commodity Charge as determined under Section 5.2 hereof and (ii) the price received by UGIES from the sale of the Deficiency Amount as determined by UGIES in a commercially reasonable manner within a reasonable time after Utility fails to take delivery of the Deficiency Amount.
8.3    Duty to Mitigate. Each Party has an affirmative duty to mitigate in good faith the extent of damages that may arise from the other Party's failure to discharge its receipt or delivery obligations under this Agreement. In the event a Party fails to properly discharge its duty to mitigate, any amounts otherwise due under Sections 8.1 and 8.2 hereunder shall be reduced by an amount that would not have been incurred had such duty been properly discharged.
8.4    Exclusive Remedy. The remedies set forth in Sections 8.1 and 8.2 shall be the exclusive remedies available to a Party for the other Party's failure to discharge its firm receipt or delivery obligation hereunder.
SECTION 9. Indemnification
Except as otherwise limited pursuant to this Agreement, each Party shall indemnify, defend, and hold harmless the other Party, the other Party's officers, employees, shareholders, directors and agents, and their respective successors and assigns from and against any and all third party claims, demands, liabilities, losses, expenses, costs, obligations, recoveries, or damages of any nature whatsoever, whether accrued, absolute, contingent, or otherwise, including, without limitation, court costs and attorneys' fees (whether or not suit is brought) arising out of, resulting from, or relating to: (i) negligence, gross negligence, bad faith actions, or willful misconduct in connection with this Agreement, and (ii) any Natural Gas while it is in the Party's control or possession. This Section 9 shall survive termination of the Agreement.
SECTION 10. Taxes
10.1     Responsibility. Responsibility for payment of taxes of any kind applicable to Natural Gas sold hereunder shall be allocated as follows:
(a)UGIES shall pay or cause to be paid, and Utility shall be held harmless by UGIES, for the payment of all taxes imposed on or with respect to the Natural Gas sold or delivered hereunder by UGIES for which the taxable incident arises or occurs prior to the delivery of Natural Gas to the Delivery Point(s); and
(b)Utility shall pay or cause to be paid, and UGIES shall be held harmless by Utility, for the payment of all taxes imposed on or with respect to the Natural Gas sold or delivered by UGIES hereunder for which the taxable incident arises or occurs upon delivery or after the Natural Gas is delivered to the Delivery Point(s).
10.2     Reimbursement. If a Party is required to remit or pay taxes that are the other Party's responsibility hereunder (including any tax which would have been incurred by a Party absent this Agreement), the Party responsible for such taxes shall promptly reimburse the other Party therefor.
SECTION 11. Title and Warranties
11.1     Warranty of Title. UGIES hereby warrants good and merchantable title to the Natural Gas sold by it hereunder or the right to sell the same, and warrants that all Natural Gas delivered to Utility shall be free from all liens, encumbrances, and adverse claims. Title shall be passed to Utility upon delivery.
11.2     Warranty Disclaimers. Except as expressly stated herein, neither Party provides any warranties to the other, express or implied, including implied warranties of merchantability and fitness for a particular purpose.
SECTION 12. Notices
12.1     Generally. All invoices, payments, and other communications made hereunder shall be delivered to the addresses specified in writing by the Parties from time to time.
12.2     Means of Delivery. Unless a specific means of notice is expressly stated herein, all notices required hereunder may be sent by mutually acceptable means, provided however that (i) notices shall be deemed given on a Business Day by the addressee, (ii) notices sent electronically shall be deemed received upon the sending Party's receipt of confirmation of successful transmission, and (iii) any notice received on a day other than a Business Day or after 5:00 p.m. ECT on a Business Day shall be deemed received at the start of the next following Business Day.

12.3 Addresses. Notices shall be provided to the Parties at the following addresses:
If to UGI Energy Services, LLC, to:
UGI Energy Services, LLC
835 Knitting Mills Way
Wyomissing, PA 19610
Telephone:    (610) 373-7999
Email:    Tradingsupply@ugies.com
Attention:    V.P. Energy Marketing & Supply
If to UGI Utilities, Inc., to:
UGI Utilities, Inc.
1 UGI Drive
Denver, PA 17517
Telephone:    (610) 781-1993
Email:    Gasmgmtgastraders@ugi.com
Attention:    Director Energy Supply & Planning
SECTION 13. Assignment
This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties; provided, however, that this Agreement shall not be transferred or assigned, by operation of law or otherwise, by UGIES or Utility without the other Party's prior written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may assign its rights and obligations hereunder to any parent, subsidiary, or affiliate, upon prior written notice to the other Party.
SECTION 14. Confidentiality
The existence, terms, and conditions of this Agreement shall be and remain confidential to the extent permitted by law.
SECTION 15. Laws and Regulatory Bodies
15.1     Generally. This Agreement shall be subject to all federal and state laws and to the orders, rules, and regulations of any duly constituted federal or state regulatory body or authority having jurisdiction. The interpretation and enforceability of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without recourse to its conflict of law principles.
15.2     Regulatory Event. In the event that any regulatory body directly or indirectly asserts jurisdiction over the Parties' obligations and, as a result, performance under the Agreement becomes commercially impracticable by either Party ("Regulatory Event"), then the Parties shall negotiate in good faith in order to amend the Agreement (and the Parties' obligations and rights thereunder) to cure the Regulatory Event. In the event that the Regulatory Event cannot be reasonably cured to the satisfaction of the affected Party, the Party so affected shall have the right to terminate the Agreement upon thirty (30) days written notice to the other Party.
SECTION 16. Dodd-Frank Provisions
16.1     The terms set forth below shall have the meanings ascribed to them:
"CFTC" means the U.S. Commodity Futures Trading Commission.
"CFTC Regulations" means the rules, regulations, orders, supplementary information, guidance, questions and answers, staff letters, and interpretations published or issued by the CFTC, in each applicable case as amended, and when used herein may also include specific citations to Titles, Parts, or Sections of Title 17 of the Code of Federal Regulations without otherwise limiting the applicability of other rules, regulations, orders, supplementary information, guidance, questions and answers, staff letters, and interpretations.
"Commodity Exchange Act" means the U.S. Commodity Exchange Act, as amended, 7 USC Section 1, et seq.
"Commodity Option" means a "Commodity Option" within the meaning of CFTC Regulations.
"SEC" means the U.S. Securities and Exchange Commission.
"Swap" means a "swap" as defined in Section I a(47) of the Commodity Exchange Act and CFTC Regulations.
"Trade Option" means a Commodity Option between the Parties under the Agreement that meets the conditions contained in CFTC Regulation 32.3(a).
16.2     The Parties shall seek to agree at the time a transaction is executed whether the transaction is a Trade Option or a contract, excluded from the defined term Swap or otherwise exempt from reporting. If a transaction is a Trade Option, each Party shall report the transaction in accordance with CFTC Regulation Part 32 and any applicable CFTC no-action letter. If the Parties cannot agree as to whether a transaction is a Trade Option or otherwise exempt from reporting, then each Party shall make its own determination.
16.3     Each Party warrants and represents that, as of the effective date of this Agreement and on each date that it enters into a transaction subject to this Agreement, that:
(i)It regularly makes or takes delivery of the commodity that is the subject of the transactions that are entered into subject to this Agreement in the ordinary course of its business, and any transaction it enters into subject to this Agreement is entered into in connection with such business;

(ii)To the extent that any transaction entered into subject to this Agreement contains an embedded option, then either the factors determining the exercise of such option are beyond the control of the exercising Party, or if it is the offeree (i.e. Utility) of such option, it is a producer, processor, commercial user of, or a merchant handling the commodity, products, or byproducts thereof, that is/are the subject of the transaction (a "Commercial Party") and that it is entering into the transaction solely for purposes related to its business as such; and if it is the offeror (i.e. UGIES) of such option, it is either a Commercial Party and it is entering into the transaction solely for purposes related to its business as such or it is an "eligible contract participant," as defined in Section 1a(18) of the Commodity Exchange Act and the rules, regulations, orders, and interpretations of the CFTC and, as applicable, the SEC; and
(iii)It intends to make or take physical delivery of the commodity that is the subject of any transaction it enters into subject to this Agreement, in accordance with the terms and provisions of any applicable confirmations and this Agreement.
16.4     Each Party will promptly notify the other Party if any representation made by such Party, with respect to the Dodd-Frank Provisions, becomes materially incorrect or misleading in any respect and will promptly update such representation.
SECTION 17. Limitation of Damages
UNLESS EXPRESSLY PROVIDED HEREIN, A PARTY'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT, UNDER ANY INDEMNITY PROVISION, OR OTHERWISE. THIS PARAGRAPH SHALL SURVIVE EXPIRATION OR TERMINATION OF THIS AGREEMENT.
SECTION 18. Miscellaneous
18.1     Waiver. No waiver of any breach hereof shall be held to be a waiver of any other or subsequent beach.
18.2     Set-offs. Each Party reserves to itself all rights, set-offs, counterclaims, and other defenses to which it is or may be entitled to under applicable law.
18.3     Documentation. Each Party shall provide all documents necessary to effectuate this Agreement and the transactions that underlie this Agreement.
18.4     Amendments. This Agreement, including any Appendices hereto, may be amended or modified only by a writing signed by duly authorized representatives of both Parties.

18.5     Authorization. Utility and UGIES each represents to the other its respective belief that it has obtained all necessary corporate and regulatory authorizations to execute and perform its obligations under this Agreement.

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IN WITNESS THEREOF, the Parties have executed this Agreement in duplicate by their respective duty authorized officers as of the day and year first written above.

UGI UTILITIES, INC.
By:    /s/ Christopher Brown
Name: Christopher Brown
Title: VPGM Rates & Supply

UGI ENERGY SERVICES, LLC
By:    /s/ Joseph Hartz
Name: Joseph Hartz
Title: President & Chief Executive Officer